EXHIBIT 99.1

2008 4th Quarter Earnings Webcast Presentation
January 29, 2009 1:00 P.M (EST)                                                                                                                                       -  Prepared Remarks

Michelle Debkowski:  Thank you, good afternoon, and welcome to National Penn Bancshares’ 4th Quarter 2008 Earnings Webcast.

Questions will be accepted up to the conclusion of our prepared remarks via email. Please use the email button located on the conference call screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available for your independent review.  The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Many of these factors are listed on the slide on your screen.  I’ll give you a moment to review the slide.  (PAUSE)

I will now turn today's presentation over to Glenn Moyer, our President and Chief Executive Officer.

Glenn Moyer:  Thank you, Michelle.  Also joining us today is Scott Fainor, our Chief Operating Officer, and Michael Reinhard, our Chief Financial Officer.

I will start the call today by noting that our 4th Quarter and year end 2008 Earnings Release is available on the Investor Relations section of our website.  Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission.  Mike Reinhard will provide an overview of our financials.  Scott Fainor will review our loan and deposit growth and asset quality.  I will then wrap up with some concluding comments.

Our overall message today is that National Penn is navigating through this unprecedented economic situation with some disappointments, but positive news as well.  Our challenges were outlined in an 8-K that we filed on December 30, 2008 and include increased credit costs, other-than-temporary impairment in our investment portfolio, and a charge for an employee fraud loss.  On the positive side, our core earnings reflected solid loan demand from our customers, success in attracting deposits, and effective expense management.  Scott and Mike will provide the details of these items during their remarks.  Due to the uncertainty created in this environment, we are not optimistic about a significant economic recovery in 2009.  That said, we believe that National Penn has sufficient financial strength to take advantage of opportunities that most certainly will occur and that our Company will emerge from this period in better condition than many of our peers.

As we talk to shareholders and the analysts who follow our Company, we find that today, capital is first and foremost on their minds.  Be assured that capital is high on our list as well.  In this regard, we undertook two major initiatives duirng the 4th quarter to improve our capital position:

1.
We approved enhancements to the Company’s Dividend Reinvestment and Stock Purchase Plan to provide a 10% discount on dividends reinvested as well as for new cash purchases made under the plan.  Optional cash contributions may now be made in amounts up to $50,000 per month, an increase from the prior monthly limitation of $10,000, thus providing an attractive incentive to increased participation in the plan.  Initial results have been encouraging.  During November, following announcement of these changes, optional cash contributions were $1.8 million, followed by optional cash contributions of $3.7 million during December and $4.4 million during January.  This compares to a monthly average of only $38,000 for the ten-month period prior to this change.  We are very encouraged by these early results and we intend to complete these purchases by using authorized but unissued shares of our common stock.

2.
We issued $150 million of preferred stock to the US Treasury under the Capital Purchase Program.  The receipt of this investment improved National Penn’s Tier 1 Risk-Based Capital ratio to 10.67% and Total Risk-Based Capital Ratio to 11.87% as of December 31, 2008, from 9.34% and 10.56%, respectively, as of September 30, 2008.  Both of these ratios continue to be in excess of “well capitalized” requirements of 6.00% and 10.00%, respectively.

I’ll now turn the presentation over to Mike Reinhard who will provide the details about our 4th quarter and full year 2008 financial results.

Mike Reinhard:  Thank you and good afternoon.  Let me begin by noting that this presentation contains the non-GAAP financial measures, return on average tangible equity and core earnings.  Due to a number of acquisitions in recent years, purchase accounting rules have negatively impacted our GAAP return on equity.   The non-GAAP return on tangible equity ratio excludes the impact of acquisition-related goodwill and intangibles and is used by National Penn’s management for comparative purposes in its analysis of the Company’s performance. Core earnings exclude the impact of certain material non-core items this quarter.   Due to material non-core items this quarter, we want to isolate and communicate the core earnings performance of our company.  Reconciliations of our GAAP and non-GAAP return on equity ratios and core earnings are included in our presentation today for your review.

I would also like to note that our financial results for 2008 include Christiana Bank & Trust as of January 4th and KNBT Bancorp as of February 1st, the respective dates they were acquired.  The addition of Christiana and KNBT has significantly changed our financial statements as compared to the periods prior to these acquisitions.

Our 4th quarter 2008 results, under accounting principles generally accepted in the United States referred to as “GAAP”, reflect a net loss for 4th quarter 2008 of $35.76 million, or $0.45 per diluted share.  This compares to fourth quarter 2007 net income of $16.71 million, or $0.34 per diluted share.  Fourth quarter 2008 net income was impacted by four key items, three of which we reported in an 8-K filing on December 30, 2008:

1.
A non-cash other-than-temporary impairment charge of $79.50 million pre-tax on CDO investments in pooled trust preferred securities, plus the reversal of $2.71 million of accrued interest on these investments.  This is an increase in the estimated $60 to $65 million charge reported in the December 30, 2008 8-K due to further deterioration in market conditions since that time;

2.	A 4th quarter provision for credit losses of $18.50 million pre-tax;

3.	An employee fraud loss of $4.50 million pre-tax, a significant portion of which will be recoverable in 2009 from insurance and asset recoveries; and

4.	A positive fair value accounting mark of $6.50 million pre-tax related to NPB Capital Trust II.

Excluding the impairment charge, the fraud loss, and the positive fair value mark, core earnings for the quarter were $0.18 per diluted share.

For the full year 2008, National Penn earned $32.27 million of net income or $0.42 per diluted share, compared to $65.23 million or $1.31 per diluted share for 2007.  These results represent a return on average assets of 0.36% and a return on average common shareholders equity of 3.31%, compared to 1.16% and 11.95%, respectively, for 2007.

Net income return on average tangible equity was 7.51% in 2008 compared to 24.52% in 2007.  This non-GAAP financial measure is computed by dividing annualized net income by average common equity that is reduced by average acquisition related goodwill and intangibles.

A provision for loan losses of $18.50 million was made in 4th quarter 2008 as compared to a provision of $6.88 million in the 3rd quarter 2008.  Total net charge-offs for 4th quarter 2008 of $18.19 million compare to $4.82 million of net charge-offs in 3rd quarter 2008.  The provision for loan losses for the full year of 2008 was $32.50 million versus $7.83 million in 2007, while net charge-offs were $29.27 million and $11.24 million for the full year of 2008 and 2007, respectively.  Net charge-offs were 49 basis points of average loans in 2008 versus 30 basis points in 2007.  Scott will discuss credit quality in more detail in his remarks.

Our net interest margin decreased to 3.33% in the 4th quarter 2008 from 3.52% in the 3rd quarter.  Our 4th quarter net interest margin was negatively impacted by the write-off of $2.71 million of accrued interest related to the impairment charge on the pooled trust preferred investments.  Without this reversal of accrued interest, the net interest margin for the 4th quarter would have been 3.46% which is 6 basis points lower than the 3rd quarter net interest margin.  We attribute this change to the decrease in the general level of interest rates during the quarter.  We were unable to reduce our funding costs to the extent of the decrease in rates on our earning assets.  Specifically, the prime rate fell by the full amount of the decrease in the fed funds rate, but we find that many of our deposit rates were at effective floors.  Additionally, the competitive environment for deposits did not allow us to reduce other deposit rates as much as the drop in the prime rate.  For the full year of 2008, the net interest margin was 3.47% compared to 3.39% for the full year of 2007.  Absent the positive effect of the amortization of the fair value marks for KNBT, which we described during our 1st quarter 2008 earnings release, we had expected the net interest margin for the entire year of 2008 to be 3.28%, which was simply the weighted average net interest margin of National Penn, Christiana, and KNBT combined, without any consideration of interest rate movements or shifts in earning assets.  The positive effect of the amortization of the fair value marks was 20 basis points during 2008.  Therefore, without the benefit of the fair value marks, the net interest margin would have been 3.27%.  We attribute this negative 1 basis point difference from internal expectations primarily to deposit price competition.  Our outlook is for continued pressure on the net interest margin in 2009 due to anticipated difficulty in reducing funding costs more than the reduction in asset yields and the reduction in the amortization of the KNBT fair value marks by 8 basis points during 2009.   However, we recognize that we are in a dynamic and competitive market where pricing for loans, deposits, and investments can change quickly.

Non-interest income was $26.79 million in this year’s 4th quarter, excluding the previously mentioned income of $6.50 million related to NPB Capital Trust II and the $61.47 million non-cash impairment charge on the investment portfolio.  This compares to $29.21 million in the 3rd quarter of 2008, excluding non-operating items in that quarter.  The primary areas of decreased non-interest income linked-quarter were wealth management and bank-owned life insurance.  Our revenue in this segment of our wealth unit remains steady over time.  A bright spot in our wealth unit is the fact that we achieved positive growth in the number of accounts during the year.  In the bank-owned life insurance area, we moved a portion of our assets from a mortgage fund to a money market fund, to improve the safety of our asset.  Accordingly, we are comfortable with the quality of our BOLI investments, but unfortunately with the higher safety, the earnings rate is reduced.

Non-interest expense of $59.71 million in this year’s 4th quarter includes the $4.50 million charge for the previously disclosed employee fraud.  Excluding this charge, 4th quarter expenses of $55.21 million exceed 3rd quarter expenses by only $1.12 million.  We consider $55 million to be our run rate for quarterly non-interest expenses going forward, excluding the following two items that will increase significantly during 2009:

1.	We estimate that our FDIC insurance expense in 2009 will increase by approximately $6 million over our 2008 expense; and

2.
We estimate that our pension expense in 2009 will increase by approximately $3 million over our 2008 expense, given the actuarial assumptions for 2009, considering equity market values and the generally low level of interest rates.

Therefore, including these two items, we would expect the quarterly run rate of expenses to be in the $57 million to $58 million range.

We believe that we can hold the line on non-interest expenses considering our emphasis on cost management during tough economic times offsetting the naturally increasing expenses of a growing company.  We recently completed our analysis of the KNBT cost saves for the full year 2008 and are pleased to report that we achieved in excess of 100% of the cost saves projected when we announced the transaction in September 2007.  We will continue to focus on our expense management strategies throughout 2009.

Regarding the balance sheet, total assets grew $74.27 million or 3.17% annualized during 4th quarter 2008 to $9.39 billion.   Tangible Common Book Value per Share slipped from $5.77 at September 30, 2008 to $5.52 at year-end.  The positive impact of a higher dollar amount of common stock and an improvement in other comprehensive income was more than offset by the negative impact of the quarterly loss plus a larger number of shares outstanding at year end.  Tangible common equity to tangible assets decreased to 5.06% from 5.28% at September 30th due to the same factors above plus the larger amount of assets at year end.

Throughout this year, we have discussed in some detail our portfolio of bank and insurance company trust preferred CDO investments.  Last quarter, we recognized the potential for other-than-temporary impairment within this portfolio.  As we prepared our assessment of this portfolio for year-end, based on our cash flow approach and in accordance with GAAP, we  recognized that other-than-temporary impairment had occurred.  As this recognition occurred just prior to year-end, we thought it important to communicate this material news to you at that time.  We did that via an 8-K filing on December 30, 2008.    Subsequent to year end, given the worsening outlook for the financial services industry, our future cash flow assumptions were refined with the assistance of our outside accounting firm and independent industry experts.  Accordingly, based on the completion of our year-end assessment, with 10 of our 23 pools in an interest capitalization mode, a non-cash charge of $79.50 million was necessary for the recognition of other-than-temporary impairment.  We also reversed $2.71 million of accrued interest on these pools.  The actual charge is higher than the estimate in the 8-K filing due to pricing volatility in this asset class.  The impairment charge effectively wrote the value of these pools down to 17.4 cents on the dollar, in the aggregate.   These 10 pools represent approximately $94 million or 58% of our cost basis for all 23 pools of approximately $164 million.  At year-end, our assessment of the remaining 13 pools in our held-to-maturity investment portfolio representing a cost basis of approximately $70 million concluded was that there was no other-than-temporary impairment on these pools.  As those of you who follow these investments know, many trust preferred pools were downgraded during the 4th quarter.  Interestingly, none of our bonds that are in interest capitalization mode were downgraded.  However, several of our performing pools were downgraded.  Consequently, we chose to favor our cash flow based methodology over reliance on ratings for our impairment assessment.  That said, in light of the outlook for the financial services industry, we cannot rule out a potential charge on any individual issues in the future.   We still believe that if the financial services industry continues to deteriorate, other-than-temporary impairment charges would occur pool by pool over a period of time. Obviously, we will continue to monitor this situation very closely and communicate material developments as warranted.

I would like to discuss one more recent development.  On Friday, January 16th, the Federal Home Loan Bank of Pittsburgh, of which we are a member, conducted a conference call for its members.  During this call they communicated a potential capital shortfall due to fair value accounting treatment of their investment portfolio.  As a result, they have discontinued paying a dividend on their stock for the foreseeable future, and they have discontinued their practice of returning excess stock holdings to their members.  In addition, they warned that a potential course of action, depending on the length and severity of their capital issue, could be to increase their stock ownership requirements.  Obviously, we are uncertain of the potential impact to National Penn, but what we do know today is that we currently own $55 million in Federal Home Loan Bank stock.  The immediate impact is the loss of the dividend which totaled $2.08 million in 2008.  Beyond that, we, and all other members of this Federal Home Loan Bank, will be monitoring this situation closely.

I’d now like to introduce Scott Fainor, our Chief Operating Officer.

Scott Fainor:  Thank you, Mike. I would like to take a few moments to comment on our loan and deposit growth and then I will discuss credit quality in detail.

Total loans were $6.33 billion at December 31, 2008, up $120.43 million or 1.94%, non-annualized, from $6.21 billion at September 30, 2008.  Total deposits were $6.39 billion at December 31, 2008, up $169.24 million or 2.72%, non-annualized, from $6.22 billion at September 30, 2008.  Excess liquidity allowed us to reduce borrowed funds by $231.64 million.

Organic loan growth was $120.4 million, non-annualized, on a linked-quarter basis during the 4th quarter of 2008 and $470.0 million for the full year of 2008.  The net increase in loans for the full year 2008 is reflective of a $445.3 million increase in C&I loans, an $18.1 million decrease in consumer loans, a $5.2 million increase in residential mortgages, and a $37.6 million increase in commercial real estate loans.

The National Penn relationship managers and credit risk managers remain focused on expanding our current customer relationships and new prospective relationships through quality credit underwriting and increasing profitable products and services.

As reflected by our 4th quarter loan growth, we still maintain a steady pipeline of loans with continued loan demand across all the markets we do business within.  We will continue to capitalize on opportunities that bring full customer relationships to National Penn, as clients of larger and smaller competitors seek to establish a meaningful relationship with a quality regional financial institution that is ready and capable of serving their needs for the future.

Regarding the composition of our loan portfolio, we continue to expand the breakdown of our financial data included with our earnings press release.  Non-performing assets plus loans over 90 days delinquent totaled $37.14 million at December 31, 2008, compared to $30.36 million at September 30, 2008.  The breakdown of this category is as follows:

•	Commercial and Industrial loans reported $12.54 million in non-performing asssets plus 90 days delinquent as of December 31, 2008, an increase of $138,000 or 1.1% from September 30, 2008.

•
Our Commercial Real Estate portfolio reported the highest dollar-level of non-performing assets plus 90 days delinquent with $12.6 million at year end.  This is an increase of $4.07 million or 47.4% from September 30th.  The Construction portion of the Real Estate portfolio, totaling $494.4 million in loans, accounts for most of the non-performing assets plus 90 days delinquent in this portfolio with $10.88 million at year end.

•
Residential Mortgage non-performing assets plus 90 days delinquent were slightly down from the 3rd quarter, totaling $5.71 million at December 31st, compared to $5.72 million at the end of the 3rd quarter.

•	Consumer non-performing assets plus 90 days delinquent grew to $6.25 million at year end, up from $3.66 million at September 30th - a $2.59 million increase.

Net charge-offs for the quarter were $18.19 million at December 31, 2008.  This compares to $4.82 million during the 3rd quarter.  Charge-off totals were significantly impacted by one $5 million charge-off relating to a long-term private banking relationship impacted by the Bernard Madoff securities fraud.  Nonetheless, charge-offs were up in each sector of the portfolio.  Total net charge-offs for the year 2008 were $29.27 million or 0.46% of loan outstandings at year end.

Despite the trends in our loan portfolio, we believe our overall loan asset quality remains better than industry averages.  At year end, with our allowance for loan and lease losses at $84 million or 1.33% of loan outstandings, our total coverage of non-performing assets stands at 227% - what we believe is an appropriate position for our Company at the current time.

Based on the strength of this coverage, our review of overall credit quality indicators, and our ongoing loan monitoring processes, we feel we have adequately provided for loan and lease losses during the 4th quarter of 2008.  Our banking teams are aware of the challenges we face in the current economic slowdown.  We will continue to monitor our loan portfolio’s risk and concentration exposure diligently throughout 2009.

Organic deposit growth was $169.2 million for the 4th quarter 2008, up 2.7%, non-annualized, from September 30, 2008.  For the full year 2008, organic deposit growth was $385.6 million or 9.8%.  The primary reason for this growth was our company’s focus on corporate-wide deposit gathering from our current and new prospective customers.  Core checking account, core money market, and multiple CD promotions attracted new customers to the Company from other banks where the main concern was moving to a quality regional financial institution and the safety of their funds.  Fiscal year 2009 will continue to have a strong focus at National Penn on deposit gathering across all of our lines of business.

In addition to our organic loan and deposit growth for 2008, we remain encouraged by the consistent fee income from deposits, cash management, and electronic banking.  Our Company is actively engaged in cross-selling all of our products and services as we continue to deploy National Penn’s strong relationship-based business model.

I’ll now turn the presentation back to Glenn Moyer.

Glenn Moyer:  The positive developments we spoke about, such as continuing growth momentum in loans, deposits, and wealth accounts, give us encouragement, despite the current environment.  Even though we do not provide guidance on earnings per share, we believe that with the unprecedented events of 2008 creating a high degree of uncertainty for 2009, we should provide some perspective on specific segments of our earnings.  Accordingly, Mike reported on our outlook for net the interest margin and non-interest expenses.

We clearly acknowledge that we, and most others in our industry, are operating in troubling times.  The charges we incurred are evidence of current economic conditions to which National Penn is not immune.  That said, we’re all being dealt from the same deck of cards – what remains to be seen is how well we play them compared to our peers.  2009 will be a challenging year, and as in 2008, some things that happen will be beyond our control.  Therefore, we will focus on those things that we can control, capitalizing on the trust and confidence that we’ve built with our clients.  For over 100 years, National Penn has been a positive influence in our communities, and our clients recognize the stability of our Company.  We’re in this together, and together we’ll make it through.  And we believe that relative to peers, we’ll make it through in better condition to capitalize on the opportunities that we expect to arise in this environment.

This ends our planned remarks, and we will now address questions that have been received to this point.  Questions that may be received after this point will be addressed, as possible, in the public filing of the transcript of our Question and Answer segment.  Michelle?

Michelle Debkowski:  Thank you, Glenn.  We had several questions presented during the Webcast.